Exhibit 10.1

M/I SCHOTTENSTEIN HOMES, INC. 401(K) PROFIT SHARING PLAN

Effective Date: January 1, 1997

M/I SCHOTTENSTEIN HOMES, INC. 401(K) PROFIT SHARING PLAN

TABLE OF CONTENTS

PARTICIPATION	2
CONTRIBUTIONS	3
LIMITATIONS ON ALLOCATIONS	6
PARTICIPANT’S ACCOUNTS	10
VALUATION OF PARTICIPANTS’ ACCOUNTS	11
RETIREMENT BENEFITS	12
DEATH BENEFITS	13
DISABILITY BENEFITS	15
IN-SERVICE AND TERMINATION BENEFITS	16
VESTING	18
PAYMENT OF BENEFITS	19
TRUST AGREEMENT	25
PLAN ADMINISTRATION	26
AMENDMENT AND TERMINATION	27
DISTRIBUTION ON PLAN TERMINATION	28
CREDITORS OF PARTICIPANTS	29
CLAIMS PROCEDURES	31
TOP HEAVY RULES	33
MISCELLANEOUS	36
ADOPTION BY AFFILIATE OR PARTICIPATING EMPLOYER	39
DEFINITIONS	41

M/I SCHOTTENSTEIN HOMES, INC. 401(K) PROFIT SHARING PLAN

M/I Schottenstein Homes, Inc. hereby adopts, as of the Effective Date, the following amended and restated profit sharing and Section 401(k) plan for the exclusive benefit of the Employer’s eligible Employees and, where applicable, the Beneficiaries of such Employees. It is intended that the Plan, together with the Trust Agreement, will comply with the applicable provisions of the Internal Revenue Code of 1986, as amended; and the Employee Retirement Income Security Act of 1974, as amended. The Plan supersedes and replaces any other profit sharing and Section 401(k) plan that may have been adopted by the Sponsor prior to the Effective Date.

SECTION 1 - PARTICIPATION

1. 01    Eligibility Requirements

Each Employee of the Employer will be eligible to participate in the Plan on the Entry Date coinciding with or first following the date on which he is credited with a Year of Eligibility Service (as defined in Section 1.02) .

Notwithstanding the foregoing, an Employee who was a Participant in the Plan immediately prior to the Effective Date of this amended and restated Plan will remain a Participant on the Effective Date.

An individual who met the eligibility requirements specified above with the Employer or an Affiliate prior to becoming an Employee will be eligible to participate in the Plan on the Entry Date immediately following the date he became an Employee.

An individual who ceases to be classified by the Employer as an Employee but who remains actively employed by the Employer or an Affiliate will not be treated as being eligible to receive a distribution from the Plan pursuant to Section 9.01 until his separation from service from the Employer and all Affiliates.

1. 02    Service for Eligibility

An Employee will be credited with a "Year of Eligibility Service" on the last day of an Eligibility Computation Period in which he is credited with at least 1,000 Hours of Service. An Employee’s "Eligibility Computation Period" is a 12-month period beginning on his Employment Commencement Date or, to the extent necessary, any anniversaries of such Employment Commencement Date.

1. 03    Effect of Rehire on Prior Eligibility Service

For purposes of making Section 401(k) Contributions, a former Participant who is reemployed by the Employer following the separation from service from the Employer and all Affiliates will participate in the Plan on the next entry date immediately following the date of his reemployment with the employer, providing he is an Employee on such date.

For purposes of determining eligibility for Employer Contributions, a former Participant who is reemployed by the Employer following separation from service from the Employer and all Affiliates will participate in the Plan on the date of his reemployment with the Employer.

SECTION 2 - CONTRIBUTIONS

2.01    Employer Contributions

(a)  Subject to its right to terminate or amend the Plan, for each Plan Year, the Employer may make a contribution to the Plan for the benefit of each Participant eligible to receive an allocation pursuant to paragraph (c) below to be allocated in accordance with paragraph (b) below. The amount of such contribution by the Employer to be paid to the Plan in any year will be such amount as the Employer may in its discretion determine; provided, however, that in any year, the amount contributed will not be greater than the limit set forth in Section 404(a)(3) of the Code.

(b)  For each Plan Year, the Employer Contribution will be allocated among the Employer Contribution Accounts of all Participants who are eligible to receive an allocation for such year in the proportion which the Compensation of each eligible Participant for such year bears to the total compensation of all eligible Participants for such year. For purposes of the allocation of Employer Contributions pursuant to this Section 2.01 only, the Plan Year Compensation of each eligible Participant shall include only (i) a Participant’s base compensation, plus (ii) net commissions. Furthermore, the Plan Year Compensation (as defined herein) of each eligible Participant shall be limited to a maximum of $50,000.

(c)  A Participant is eligible to receive an allocation pursuant to this Section 2.01 for a Plan Year if the Participant, while an Employee, is credited with at least 1 Hour of Service with the Employer during such year and either (i) is employed by the Employer on the last day of such year; or (ii) dies, retires pursuant to the Employer’s retirement policy, or is disabled (within the meaning of Section 8.02) during such year.

2.02    Section 401(k) Contributions
(a)  A Participant is entitled to make, modify or cease an Enrollment Election as of the date or dates prescribed by the Plan Administrator ("change dates"), providing the Participant is entitled to make, modify or cease an Enrollment Election at least once each Plan Year. The Enrollment Election will provide for the reduction of the Compensation of the Participant and a corresponding contribution of such amount to the Plan by the Employer as a Section 401(k) Contribution that will be allocated to the Participant’s Section 401(k) Account. The Plan Administrator may establish rules and regulations that provide for the receipt of such Enrollment Election not later than the dates specified by the Plan Administrator in order for such election to be processed by the change dates. The Plan Administrator may limit the amount of Section 401(k) Contributions a Participant may make in order to comply with the limits that are set forth in Section 3.

(b)  The Employer may in its sole discretion make fully vested qualified non-elective contributions to the Plan that will be allocated, for the purpose of Section 3.03(b), to the Section 401(k) Accounts of one or more Participants who are Non-Highly-Compensated Employees in such amounts as the Employer directs for the purpose of complying with the applicable limits on Section 401(k) Contributions that are set forth in Section 3. The amount allocated to such Participants pursuant to this paragraph (b) must satisfy the requirements of Section 401(a)(4) of the Code, Treasury Regulation 1.401(k)-1(b)(5) and be made not later than the end of the 12-month period immediately following the Plan Year to which such contributions relate. Such contributions will be taken into account in computing a Participant’s deferral percentage but will not be treated as Section 401(k) Contributions. This paragraph (b) will not apply in any year in which the Plan is subject to the "prior year" testing method, as set forth in Section 3.03(c).

(c)  Section 401(k) Contributions will be provided by the Employer to the Plan as soon as practicable after the date the amounts otherwise would have been paid to the Participant but not later than the time period set forth in Department of Labor Regulation 2510.3-102.

2.04    Rollover Contributions

Subject to the Plan Administrator’s reasonable determination that the Rollover Contribution meets the requirements of Section 402(c) of the Code, a Participant who is also an Employee may contribute to the Plan, as a Rollover Contribution, a distribution from another qualified pension or profit sharing plan or a distribution from an individual retirement account, providing the distribution from the Individual Retirement Account meets the requirements of Code Section 408(d)(3)(A)(ii). Amounts so rolled over will be credited to and maintained in the Participant’s Rollover Account. Amounts transferred directly from another qualified pension or profit sharing plan pursuant to Section 401(a)(31) of the Code, and Section 2.05 of the Plan, will be treated hereunder as a Rollover Contribution.

2.05    Direct Transfers

The Plan Administrator may accept plan-to-plan transfers from the accounts of another qualified plan, or elective transfers, within the meaning of Treasury regulation 1.411(d)-4, Q&A-3(b). Notwithstanding the foregoing, the Plan Administrator will not accept any plan-to-plan transfer that would require the Plan to preserve any form of benefits not currently offered by the Plan, pursuant to Code Section 411(d)(6) or the regulations thereunder.

2.06    Top Heavy Minimum Required Contribution

If, for any Plan Year, the Plan is a "Top Heavy Plan" (as defined in Section 18.01(f)), the Employer may be required to make a contribution for the Plan Year to the Accounts of certain "Non-Key Employees" (as defined in Section 18.01(b)).

2.07    Certain Make-up Contributions

(a)  A Participant who is absent from active employment with the Employer by reason of service in the Uniformed Services will be permitted, upon rehire, to the extent such Participant’s reemployment rights under the Plan are protected by the Uniformed Services Employment and Reemployment Rights Act, to make additional Section 401(k) Contributions (hereinafter referred to as "make-up contributions") of an amount not greater than the maximum amount of contributions the Participant would have been permitted to make had the Participant been employed during his period of Qualified Military Service. Such a Participant will be permitted to make make-up contributions during a period that begins on the date the Participant returned to active employment with the Employer and will end on the date that is the lesser of: (i) the product of 3 and the period of Qualified Military Service immediately prior to his rehire; and (ii) 5 years.

No earnings will be credited with respect to make-up contributions until received by the Trust.

(b)  Any make-up contributions will not be subject to the limitations set forth in Sections 3.01 and 3.03(a) of the Plan with respect to the year such amounts were made; however, such amounts will be subject to the limitations set forth in Sections 3.01 and 3.03(a) of the Plan with respect to the year in which such amounts relate in accordance with rules promulgated by the Secretary of the Treasury. In addition, a Participant’s ability to make contributions pursuant to this section will have no effect on the determination of a Participant’s deferral percentage determined pursuant to Section 3.03(c).

(c)  "Uniformed Services" will have the meaning as defined in Chapter 43 of Title 38 of the United States Code.

SECTION 3 - LIMITATIONS ON ALLOCATIONS
3.01    Limitations on Annual Additions

Annual Additions to each Participant’s Account will not exceed the lesser of (a) $30,000, or such increased amount as permitted by the Secretary of the Treasury; or (b) 25% of the Participant’s "Section 415 Limit Compensation" paid or made available for a Limitation Year. If the Annual Addition allocated to a Participant’s Account for a Limitation Year is in excess of the limitations set forth in this paragraph, such excess will be considered an "excess Annual Addition."

For purposes of this section, Section 415 Limit Compensation means wages, within the meaning of Section 3401(a) of the Code, and all other payments of compensation to an Employee by the Employer during the Plan Year (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code. Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code.)

This paragraph will apply for Limitation Years beg inning on and after January 1, 1998. For the purpose of this section, the Section 415 Compensation will include "elective deferrals," as such term is defined by Section 402(g)(3) of the Code, and amounts contributed or deferred at the election of the Participant by the Employer that are not includable in the gross income of the Participant by reason of Section 125 or Section 457 of the Code.

[The following paragraphs are effective for all Limitation Years prior to the first Limitation Year commencing on or next following January 1, 2000. ]

If the Participant is, or was, covered under a defined benefit plan and a defined contribution plan maintained by the Employer or an Affiliate, the sum of the Participant’s defined benefit plan fraction and defined contribution plan fraction may not exceed 1.0 in any Limitation Year.

The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant’s Projected Annual Benefits under all defined benefit plans (whether or not terminated) maintained by the Employer or an Affiliate, and the denominator of which is the lesser of (a) 1.25 times the dollar limitation of Code Section 415(b)(1)(A) in effect for the Limitation Year; or (b) 1.4 times the Participant’s average compensation for the three consecutive years that produced the highest average.

The defined contribution plan fraction is a fraction, the numerator of which is the sum of the Annual Additions to the Participant’s Account under all defined contribution plans maintained by the Employer (whether or not terminated) or an Affiliate for the current and all prior Limitation Years, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior Year of Service with the Employer or an Affiliate: (a) 1.25 times the dollar limitation in effect under Code Section 415(c)(1)(A); or (b) 1.4 times the amount that may be taken into account under Code Section 415(c)(1)(B).

For any years in which the Plan is "top heavy," "1.0" will be substituted for "1.25" in the preceding two paragraphs.

If, in any Limitation Year, the sum of the defined benefit plan fraction and the defined contribution plan fraction exceeds 1.0, the rate of benefit accruals under the Plan will be reduced so that the sum of the fractions equals 1.0.

3.02    Corrective Adjustments

If, as a result of a reasonable error in estimating a Participant’s annual compensation, a reasonable error in determining the amount of Section 401(k) Contributions that may be made under the limits of Section 415, or under other limited facts and circumstances that the Commissioner will specify, an excess Annual Addition exists, such excess will be disposed of by the distribution of Section 401(k) Contributions reducing contributions made by the Employer and allocated to the Participant’s Account for the applicable Limitation Year in the next and succeeding Limitation Years until such excess is reduced. If an excess Annual Addition exists at the end of the Limitation Year and the Participant was not covered by the Plan as of the last day of such Limitation Year, such excess will be treated as a forfeiture to be held unallocated in a suspense account and applied to reduce contributions made by the Employer for all remaining Participants in the next and succeeding Limitation Years prior to any contributions being made by the Employer to the Plan for such year.

If an excess Annual Addition exists as a result of a Participant being a participant in another defined contribution plan maintained by the Employer or Affiliate, the excess Annual Addition will be treated in accordance with this Section 3.02 unless treated as an excess annual addition in the other plan.

3.03    Maximum Section 401(k) Contributions for Highly-Compensated Employees

(a)  For each calendar year, the Section 401(k) Contributions made by a Participant, excluding amounts treated as excess Annual Additions pursuant to Section 3.02, will not exceed the limit set forth in Section 402(g)(1), as adjusted by Section 402(g)(5) of the Code. If a Participant’s Section 401(k) Contributions, combined with elective deferrals to other plans, exceed such limit, the Participant may assign to the Plan any portion of the excess (the "excess deferrals") by notifying the Plan Administrator in writing of the amount to be treated as an excess deferral by the March 1st of the year following the calendar year in which the excess arose. The amount of excess deferrals that is required to be distributed to a Participant for a taxable year will be reduced by any excess contributions (as defined in Section 3.03(g)) previously distributed to the Participant for the Plan Year beginning with or within the taxable year. Notwithstanding the foregoing, a Participant is not required to notify the Plan with regard to excess deferrals that arose solely from Section 401(k) Contributions to the Plan and elective deferrals to other plans sponsored by the Employer or its Affiliates. The amount of the excess deferral, and allocable income, will be distributed to the Participant no later than the April 15 of the year following the calendar year in which the excess deferral arose. For this purpose, "income" will be determined by including the Participant’s share of the allocable gain or loss on the deferrals made by the Participant during the calendar year in which such excess exists. The allocable gain or loss will be calculated under one of the methods set forth in Treasury Regulation 1.402(g)-1(e)(5)(ii) or (iii).

(b)  For a Plan Year, the deferral percentage for eligible Highly-Compensated Employees will not exceed the greater of (i) 125% of the deferral percentage for eligible Non-Highly-Compensated Employees; or (ii) the lesser of (A) 200% of the deferral percentage for eligible Non-Highly-Compensated Employees; or (B) the deferral percentage for eligible Non-Highly-Compensated Employees plus two percentage points. The Plan will not fail to satisfy the requirements of this paragraph (b) to the extent that all eligible employees under the Plan for a Plan Year are Highly-Compensated Employees.

This paragraph is effective for Plan Years beginning after December 31, 1998. If the Plan Administrator elects to apply Code Section 410(b)(4)(B) in determining whether the cash or deferred arrangement meets the requirements set forth in Code Section 410(b)(1), the Plan Administrator may exclude from consideration, in determining whether the arrangement meets the requirements of this paragraph (b), all eligible employees (other than Highly-Compensated Employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A).

(c)  For the purpose of this section, the "deferral percentage" for eligible Highly-Compensated Employees and eligible Non-Highly-Compensated Employees is the average of the ratios (calculated separately for each person in either the Highly or Non-Highly-Compensated Employee group) of (i) the Section 401(k) Contributions paid under the Plan on behalf of each such eligible Employee for the applicable Plan Year, excluding (A) amounts treated as excess Annual Additions pursuant to Section 3.02; and (B) amounts that do not satisfy the requirements of Treasury Regulation 1.401(k)-1(b)(4), but including contributions described in Section 2.02(b) to (ii) the Employee’s Compensation for the period during the applicable Plan Year that the Employee was a Participant .

For the purpose of this paragraph (c), "applicable plan year" means, for the group of eligible Highly-Compensated Employees described in paragraph (b) above, the current Plan Year; and for the group of eligible Non-Highly-Compensated Employees described in paragraph (b) above, either the current Plan Year or the immediately preceding Plan Year, as specified below. To the extent that the Sponsor provides that the applicable Plan Year is the current Plan Year for the eligible group of Non-Highly-Compensated Employees, the Sponsor may only amend such testing method to provide for testing based on the immediately preceding Plan Year in accordance with Notice 98-1, or as otherwise permitted by the Internal Revenue Service. The testing method selected in this paragraph for the eligible group of Non-Highly-Compensated Employees is the current year.

(d)  In determining whether the Plan satisfies the deferral percentage test set forth in paragraph (c) above, all Section 401(k) Contributions that are made under two or more plans that are aggregated for purposes of Code Sections 401(a)(4) or 410(b), other than Code Section 410(b)(2)(A)(ii), are to be treated as made under a single plan. If two or more plans are permissively aggregated for purposes of Code Section 401(k), the aggregated plans must also satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan. The deferral percentage of a Highly-Compensated Employee will be determined (using all Plan Years ending with or within the same calendar year) by treating all plans subject to Code Section 401(k) under which the Highly-Compensated Employee is eligible as a single plan.

(e)  For the purpose of this section, an Employee will be treated as either an eligible Highly-Compensated Employee or an eligible Non-Highly-Compensated Employee for a Plan Year if such person was eligible to make Section 401(k) Contributions to the Plan for the Plan Year.

(f)  The Plan will not be treated as failing to meet the requirements of this section for any Plan Year if, before the close of the following Plan Year (and if practical, to avoid certain excise taxes, before the close of the first 2½ months of the following Plan Year), the amount of excess contributions, and the income allocable to such contributions, is distributed. For this purpose, "income" allocable to excess contributions will be determined by including the Participant’s share of the allocable gain or loss on such Section 401(k) Contributions for the Plan Year. The allocable gain or loss will be calculated under one of the methods set forth in Treasury Regulation 1.401(k)-1(f)(4)(ii)(B) or (C).

(g)  Any distribution of the excess contributions for a Plan Year will be made to Highly-Compensated Employees determined on the basis of the amount contributed by or on behalf of each Highly-Compensated Employee, beginning with the Highly-Compensated Employee with the highest dollar amount, and continuing until such excess is distributed. For purposes of this section, the term "excess contributions" will mean, with respect to any Plan Year, the excess of (i) the amount of the Section 401(k) Contributions made on behalf of Highly-Compensated Employees for such Plan Year over (ii) the maximum amount of such contributions permitted under Section 3.03(b), determined by mathematically reducing deferrals made on behalf of Highly-Compensated Employees in order of the deferral percentage, beginning with the highest of such percentages. Excess contributions allocated to a Participant will be reduced by excess deferrals (as defined in Section 3.03(a)) previously distributed to the Participant for the taxable year ending with or within the Plan Year in which such excess contributions relate.

SECTION 4 - PARTICIPANTS’ ACCOUNTS

4.01    Establishment of Accounts

The Plan Administrator will establish and maintain, to the extent necessary, the following Accounts for a Participant: Employer Contribution Account, Section 401(k) Account and Rollover Account . The Plan Administrator may establish other accounts as it deems necessary for the proper administration of the Plan. All of the preceding accounts maintained for a Participant will be referred to in the aggregate as the Participant’s "Account."

4.02    Investment of Accounts

The Plan Administrator will establish and maintain three or more investment funds for the investment of a Participant’s Employer Contribution Account, Section 401(k) Account, and Rollover Account under the Plan according to investment criteria established by the Plan Administrator. The Plan Administrator has the authority to direct the Trustee to merge, modify or delete any existing investment funds or to create additional investment funds. Each sum credited to a Participant’s Account will be invested by the Trustee in such investment funds through directions given by the Participant to the Plan Administrator (or, if permitted by the Plan Administrator, to any person or entity designated by the Plan Administrator). The Plan Administrator may establish procedures and limitations with regard to the investment of a Participant’s Account, including specifying the day or dates during the Plan Year in which a Participant may make or change his investment direction and any deadlines necessary to timely process a Participant’s investment direction.

All accounts not directed by a Participant will be directed by the Trustee in accordance with the Trust Agreement.

SECTION 5 - VALUATION OF PARTICIPANTS’ ACCOUNTS

5.01    Valuations

As of each Valuation Date, the Plan Administrator will obtain a valuation of the assets of the Trust Fund from the Trustee on the basis of the market value of the assets of the Trust Fund. On the basis of such valuation, Participants’ Accounts will be adjusted to reflect the effect of income received or accrued, realized and unrealized profits and losses, expenses, payments to Participants and all other transactions in the period since the last preceding Valuation Date.

5.02    Method of Adjustment

Each Participant’s or Beneficiary’s Account will be adjusted for contributions, withdrawals, earnings, losses, Plan expenses and other debits or credits in accordance with procedures established by the Plan Administrator. Such adjustment will be made at least once during a Plan Year, at a specific inventory date and in accordance with a method consistently followed and uniformly applied. The fair market value of the assets of the Trust on the inventory date will be used for this purpose, and the Accounts of Participants will be adjusted in accordance with the valuation. Adjustments will generally be made on a pro rata basis, except that expenses and other items may be adjusted on a per capita basis, to the extent that such adjustments satisfy Section 401(a)(4) of the Code. Notwithstanding the foregoing, earnings and losses of the Trust Fund will be allocated to the Participant’s or Beneficiary’s adjusted Account based upon the portion of the Participant’s Account invested in an investment fund. If Participants or Beneficiaries are permitted to direct the investment of their Accounts, calculations of earnings or losses will be based upon the investment performance of the investments selected by the Participant or Beneficiary.

SECTION 6 - RETIREMENT BENEFITS

6.01    Eligibility for Retirement

A Participant who separates from service from the Employer on or after attaining his Normal Retirement Age will become eligible for a retirement benefit equal to the entire value of his Account. Subject to Section 11.04, a Participant who is eligible for a distribution pursuant to this section may elect among the forms of benefits set forth in Section 11.01.

SECTION 7 - DEATH BENEFITS

7.01    Eligibility for Death Benefit

The Beneficiary of a Participant who died prior to his separation from service from the Employer and all Affiliates will be entitled to the entire value of the deceased Participant’s Account. The Beneficiary of a Participant who died on or after his separation from service from the Employer and all Affiliates will be entitled to the vested value of the Participant’s Account.

7.02    Designation of Beneficiary

(a)  Subject to the provisions of Section 7.03, each Participant will designate, by a written instrument filed with the Plan Administrator, one or more Beneficiaries who, upon the death of the Participant, will be entitled to receive the death benefit described in Section 7.01. If more than one Beneficiary is named, the Participant may specify the sequence and/or proportion in which payments must be made to each Beneficiary. To the extent that the Participant does not specify either the sequence or proportion in which payments are to be made to each Beneficiary, payments will be made in equal shares to all named Beneficiaries then living at the time of the Participant’s death. To the extent otherwise consistent with the Plan, a Participant may change his Beneficiary from time to time by written notice delivered to the Plan Administrator in the manner prescribed by the Plan Administrator. If, with regard to all or a portion of a Participant’s Account, no Beneficiary has been designated; or if no designated Beneficiary is living at the time of the Participant’s death, payment of such death benefit, if any, to the extent permitted by law, will be made to the surviving person or persons in the first of the following classes of successive preference of Beneficiaries: (i) Surviving Spouse; or (ii) executors or administrators of the estate of such deceased Participant. Any minor’s share will be paid to such adult or adults as have, in the opinion of the Plan Administrator, assumed custody and support of such minor. Proof of death satisfactory to the Plan Administrator must be furnished prior to the payment of any death benefit under the Plan.

(b)  If benefits under the Plan are paid to a Beneficiary pursuant to this Section 7 in a form other than a lump sum, such Beneficiary may name in a writing filed with the Plan Administrator an individual or individuals to receive the remainder of such benefit upon the death of the Beneficiary. In the absence of such a designation by the Beneficiary, such remaining benefit, if any, will be paid to the estate of the Beneficiary. If a Beneficiary is alive at the time of the Participant’s death but dies prior to the commencement of benefits to him or her, the death benefit payable to the Beneficiary pursuant to this Section 7 will be paid to the estate of such Beneficiary.

7.03    Distribution of Death Benefit

If a Participant dies without a Surviving Spouse and prior to the commencement of his retirement benefits, the death benefit described in Section 7.01 will be distributed to his Beneficiary. Subject to Section 11.04, the Beneficiary may elect among any of the forms of benefits available to Participants as set forth in Section 11.01. Effective for Plan Years beginning after December 31, 2001, the death benefit described in Section 7.01 will be distributed to the Beneficiary in a lump sum payment as set forth in Section 11.01.

If a Participant dies with a Surviving Spouse and prior to the commencement of his retirement benefits, the death benefit described in Section 7.01 will be paid to his Surviving Spouse. However, if the Spouse consents to an alternate Beneficiary to receive the death benefit described in Section 7.01, such death benefit will be distributed to the alternate Beneficiary in accordance with the preceding paragraph. For purposes of the preceding sentence, the consent of the Spouse must (a) be in writing; (b) designate a specific Beneficiary, including any class of beneficiaries or contingent beneficiaries, which may not be changed without the consent of the Spouse (or the Spouse expressly permits designations by the Participant without further consent of the Spouse); (c) acknowledge the effect of such consent; and (d) be witnessed by a Plan representative or notary public.

If a Participant dies after the commencement of his retirement benefit and prior to the complete distribution of his Account, his Beneficiary will be entitled to the remaining amount in his Account. In such case, if the Participant either fails to designate a Beneficiary or a Beneficiary is not alive at the time of the Participant’s death, such death benefit will be payable to the surviving person or persons in accordance with Section 7.02(a).

All distributions made pursuant to this section will also comply with the provisions of Section 11.03.

SECTION 8 - DISABILITY BENEFITS

8.01    Amount of Disability Benefit

A Participant who becomes "totally and permanently disabled," as defined in Section 8.02 below, will be entitled to the entire value of his Account. A Participant who is eligible for a distribution pursuant to this section may elect among the forms of benefits set forth in Section 11.01.

8.02    Determination of Total and Permanent Disability

A Participant will be considered to be "totally and permanently disabled" if it is established by the Plan Administrator that the Participant is disabled within the meaning of the general personnel policies of the Employer. The determination by the Plan Administrator with respect to whether a Participant is totally and permanently disabled will be made in a nondiscriminatory manner.

SECTION 9 - IN-SERVICE AND TERMINATION BENEFITS

9.01    Amount of Benefits Upon Separation From Service

A Participant who separates from service from the Employer and all Affiliates for any reason other than retirement (pursuant to Section 6), death (pursuant to Section 7) or disability (pursuant to Section 8) will be entitled to receive the entire value of his Account. A Participant who is eligible for a distribution pursuant to this section may elect among the forms of benefits set forth in Section 11.01.

9.02    Hardship Distributions

(a)  A Participant actively employed by the Employer may apply to the Plan Administrator for a hardship distribution from his Account equal to the smaller of an amount necessary to satisfy an immediate and heavy financial need or the value of his Account . Amounts withdrawn from a Participant’s Section 401(k) Account will not include income on Section 401(k) Contributions earned after December 31, 1988 or the amount of qualified nonelective contributions, as described in Section 2.02(b), and earnings on such contributions. Hardship distributions will be charged against a Participant’s Account in such manner as the Plan Administrator determines.

(b)  For purposes of the Plan, an immediate and heavy financial need is the need for money for:

(i)  expenses for or necessary to obtain medical care described in Section 213(d) of the Code for the Participant or the Participant’s Spouse or dependents;

(ii)  costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(iii)  the payment of tuition, related educational fees and room and board expenses for the next 12 months of postsecondary education for the Participant or the Participant’s Spouse, children or dependents;

(iv)  the prevention of the eviction of the Participant from his or her principal residence or the foreclosure on the mortgage of the Participant’s principal residence; or

(v)  any other reason added to the list of deemed immediate and heavy financial needs by the Commissioner of the Internal Revenue Service.

(c)  An amount is necessary to satisfy an immediate and heavy financial need if:

(i)  the amount distributed does not exceed the amount of the immediate and heavy financial need (including amounts necessary to pay reasonably anticipated taxes and penalties on the hardship distribution);

(ii)  the Participant has obtained all other distributions and all nontaxable loans currently available under the Plan and any other plans (within the meaning of Treasury Regulation 1.401(k)-1(d)(2)(iv)(B)(4)) maintained by the Employer or an Affiliate (or such loans or distributions have been denied). A loan will not be deemed to be available to a Participant to the extent that the Participant certifies that the loan repayment will constitute a financial hardship or the Participant provides a recent loan denial from a commercial lender in the amount of the proposed hardship withdrawal;

(iii)  a Participant who has received a hardship distribution will not be eligible to make any Section 401(k) Contributions for the 12 months after the hardship distribution under the Plan or any similar contributions under any other plan (within the meaning of Treasury Regulation 1.401(k)-1(d)(2)(iv)(B)(4)) maintained by the Employer or an Affiliate; and

(iv)  for the calendar year following the calendar year of the hardship distribution, the Participant’s Section 401(k) Contributions will not exceed the limit set forth in Section 402(g)(1), as adjusted by Section 402(g)(5) of the Code, less the amount of the Participant’s Section 401(k) Contributions in the calendar year of the hardship distribution.

9.03    Disposition of Assets of the Employer or Subsidiary

The Sponsor may permit the distribution of an affected Participant’s Section 401(k) Account upon the disposition of substantially all of the assets of an Employer or upon the disposition of an Employer’s interest in a subsidiary in accordance with Code Sections 401(k)(10)(A)(ii) and (iii) and applicable regulations thereunder.

SECTION 10 - VESTING

10.01    Determination of Vested Benefits

A Participant’s Account will be fully vested at all times.

SECTION 11 - PAYMENT OF BENEFITS

11.01    Method of Payment

Except as provided in Section 11.04 below, at the time a Participant’s benefit under the Plan may be distributed as a result of the Participant’s retirement (pursuant to Section 6), death (pursuant to Section 7), disability (pursuant to Section 8) or separation from service (pursuant to Section 9.01), the Participant (or Beneficiary in the case of the Participant’s death) may elect, on a form provided by the Plan Administrator, to receive the amount payable pursuant to such section in the form of (a) a lump sum; (b) periodic installments over not more than 15 years; or (c) by a combination of such forms. If the designated Beneficiary is a trust that elects to receive the deceased Participant’s Account in the form of installments, the Plan may also permit the trust to make an additional annual election to receive the annual income on the deceased Participant’s Account. The Plan Administrator will direct the Trustee to make a distribution to the Participant or Beneficiary in accordance with such election. Notwithstanding the foregoing, for Plan Years beginning after December 31, 2001, a Participant’s benefit under the Plan shall be payable only as a lump sum distribution. Except as otherwise provided by the Plan Administrator, all distributions will be made in the form of cash.

For Plan Years beginning before January 1, 2002, if the Participant elects to receive a distribution in a form other than a lump sum, minimum annual payments under the Plan must be paid over one of the following periods (or a combination thereof):

(a)  a period certain not extending beyond the life expectancy of the Participant; or

(b)  a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary;

and the amount to be distributed each year must be at least equal to the result obtained by dividing the amount payable to the Participant by the applicable life expectancy.

11.02    Timing of Payments

(a)  Subject to paragraph (b) below, unless the Participant elects otherwise, the payment of the Participant’s benefit pursuant to Section 11.01 will begin not later than 60 days after the end of the Plan Year in which the latest of the following occurs: (i) the Participant attains his Normal Retirement Age; (ii) the 10th anniversary of the year in which the Participant commenced participation in the Plan; or (iii) the Participant terminates service with the Employer and all Affiliates. To the extent a Participant who is required to consent to a distribution pursuant to Section 11.04 fails to provide the Plan Administrator with his consent, the Participant will be deemed to have made an election to defer a distribution pursuant to this paragraph (a).

(b)  In no event will the amount payable to a Participant pursuant to the terms of the Plan be distributed, or commence to be distributed, later than a Participant’s Required Beginning Date. "Required Beginning Date" means, for a Participant who is not a 5% Owner, the April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70½; or (ii) the calendar year in which the Participant retires. The Required Beginning Date of a Participant who is a 5% Owner means the April 1 of the calendar year following the calendar year in which the Participant attains age 70½. Notwithstanding the provisions of this paragraph, distribution may also be made to a Participant in accordance with a valid election made by the Participant pursuant to Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act of 1982. This paragraph (b) is effective for Participants who attain age 70½ in the calendar year after the year in which this document is executed. Prior to such time, the provisions of the prior plan document will control.

Distributions that commence pursuant to this paragraph (b) will commence in any form of benefit offered under the Plan, providing the amount of such distributions and the date such distributions commence comply with Code Section 401(a)(9) and applicable regulations thereunder.

(c)  For the purpose of this Section 11.02, a Participant is treated as a 5% Owner if such Participant is a "5% Owner" (as defined in Code Section 416) with respect to the Plan Year ending with or within the calendar year in which such owner attains age 70½.

(e)  Unless a distribution is required to be made to a Participant or Beneficiary pursuant to Section 11.04, a distribution to a Participant or Beneficiary who is eligible to receive a distribution pursuant to this Section 11 will be made as soon as is administratively practicable after the Participant or Beneficiary completes a benefit election form and returns it to the Plan Administrator.

[For Plan Years Beginning prior to January 1, 2002, Section 11.03 reads as follows:]

11.03    Distributions After Death

If the distribution of the Participant’s benefit under the Plan has commenced pursuant to Section 11 and he dies before his entire Account has been distributed to him, the remaining portion of such Account, if any, will comply with the provisions of Code Section 401(a)(9)(B)(i)(II), which provides that such remaining portion be distributed as rapidly as under the method of distribution in effect prior to the Participant’s death.

Unless otherwise provided in this Section 11.03, if a Participant dies before the distribution of his Account has commenced in accordance with either the terms of the Plan or Section 11.02(b), the amount payable as a death benefit pursuant to the terms of the Plan (hereinafter referred to as "death benefit") will be distributed:

(a)  unless otherwise provided in (b) below, not later than by the fifth anniversary of the December 31 coinciding with or next following the date of his death; or

(b)  providing the Plan provides for installment or annuity distributions to a Beneficiary and the Participant’s death benefit is payable to or on behalf of a designated Beneficiary:

  Over a period not extending beyond the life expectancy of such designated Beneficiary, providing the distribution of the death benefit commences not later than the first anniversary of the December 31 coinciding with or next following the date of the Participant’s death; or

  If the designated Beneficiary is the Participant’s Surviving Spouse, the date by which the death benefit must commence in (ii) above will not be earlier than the later of the December 31 of the calendar year immediately following the calendar year in which the Participant would have attained age 70½. If the Surviving Spouse dies before distribution to said Spouse begins, this paragraph (ii) will apply as if the Surviving Spouse were the Participant. In addition, any amount paid to a child of the Participant will be treated as if it had been paid to the Surviving Spouse if the amount becomes payable to the Surviving Spouse when the child reaches the age of majority.

The designated Beneficiary must take any distribution payable pursuant to this Section 11.03 not later than the earlier of (a) the December 31 of the calendar year in which distributions would be required to begin under this Section 11.03; or (b) the December 31 of the calendar year which contains the fifth anniversary of the date of death of the Participant. If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant’s death benefit must be completed by the December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

[For Plan Years Beginning after December 31, 2001, Section 11.03 reads as follows:]

11.03    Distributions After Death

If the distribution of the Participant’s benefit under the Plan has commenced pursuant to Section 11 and he dies before his entire Account has been distributed to him, the remaining portion of such Account, if any, will comply with the provisions of Code Section 401(a)(9)(B)(i)(II), which provides that such remaining portion be distributed as rapidly as under the method of distribution in effect prior to the Participant’s death.

Unless otherwise provided in this Section 11.03, if a Participant dies before the distribution of his Account has commenced in accordance with either the terms of the Plan or Section 11.02(b), the amount payable as a death benefit pursuant to the terms of the Plan (hereinafter referred to as "death benefit") will be distributed in a lump sum distribution:

(a)   unless otherwise provided in (b) below, not later than by the fifth anniversary of the December 31 coinciding with or next following the date of his death; or
(b)  if the designated Beneficiary is the Participant’s Surviving Spouse, not earlier than the later of:(i)  the December 31 of the calendar year immediately following the calendar year in which the Participant died; or(ii)  the December 31 of the calendar year in which the Participant would have attained age 70½. If the Surviving Spouse dies before distribution to said Spouse begins, this paragraph (ii) will apply as if the Surviving Spouse were the Participant. In addition, any amount paid to a child of the Participant will be treated as if it had been paid to the Surviving Spouse if the amount becomes payable to the Surviving Spouse when the child reaches the age of majority.

The designated Beneficiary must take any distribution payable pursuant to this Section 11.03 not later than the earlier of (a) the December 31 of the calendar year in which distributions would be required to begin under this Section 11.03; or (b) the December 31 of the calendar year which contains the fifth anniversary of the date of death of the Participant. If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect to take a distribution, distribution of the Participant’s death benefit must be completed by the December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

11.04    Consent and Cash-Out Requirements

If a Participant is eligible to receive a distribution pursuant to Section 6, 7, 8 or 9.01 and the value of his vested Account does not exceed $5,000, the Participant (or Beneficiary in the case of the Participant’s death) will receive a distribution of his vested Account in the form of a lump sum as soon as administratively feasible following the date he is first eligible to receive a distribution from the Plan. If distributions to a Participant have commenced in the form of installments and the Participant’s vested Account exceeded $5,000 at the time of the first installment, then the Participant’s vested Account may not be distributed without his consent.

If a Participant is eligible to receive a distribution pursuant to Section 6, 7, 8 or 9.01, or is otherwise eligible to receive a distribution from his Account, and the value of his vested Account exceeds $5,000, the Participant must consent to the receipt of a distribution made from the Plan if distributed prior to the later of the date the Participant attains his Normal Retirement Age or age 62, except that the consent of the Participant is not required prior to the commencement of a distribution pursuant to Code Section 401(a)(9) or 415. Notwithstanding the foregoing, $3,500 will be substituted for $5,000 in this paragraph and the preceding paragraph for all distributions made prior to April 23, 1999. For distributions in which the $3,500 cash-out limit is applicable, a Participant will be deemed to have a vested Account over $3,500 if at the time of any prior distribution the Participant’s vested Account exceeded $3,500.

A Participant’s election to receive a distribution from the Plan prior to his attainment of the later of age 62 or his Normal Retirement Age will not be valid unless (a) the Participant has received a general description of the material features and the relative values of the forms of benefits (hereinafter referred to as "description") under the Plan; and (b) the Participant has been informed that he has the right to postpone a distribution from the Plan until the later of age 62 or his Normal Retirement Age. The Participant will be provided with such description not less than 30 days and not more than 90 days prior to the date his benefits are scheduled to commence, provided that a distribution may be made to the Participant prior to such 30-day period, provided the Participant has been informed that he has a right to a period of at least 30 days after receiving the description to consider the decision of whether to elect a distribution from the Plan and the Participant, after receiving such information, affirmatively elects a distribution prior to such 30-day period.

11.05    Eligible Rollover Distributions

(a)  A distributee may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b)  The following definitions will apply for purposes of this section:

(i)  Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary; (B) any distribution that is for a specified period of ten years or more; (C) any distribution to the extent such distribution is required under Code Section 401(a)(9). Such distribution will be an eligible rollover distribution unless otherwise provided in this paragraph (i) ; (D) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (E) effective for distributions occurring after December 31, 1998 (or such later date as elected by the Plan Administrator in accordance with Notice 99-5) hardship distributions described in Code Section 401(k)(2)(B)(i)(IV) in the amount described in Treasury Regulation 1.401(k)-1(d)(2)(ii); and (F) at the election of the Plan Administrator, any other distribution providing all distributions in the year are reasonably expected to total less than $200.

(ii)  Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a) or a qualified trust described in Code Section 401(a) that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the Surviving Spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

(iii)  Distributee: A distributee includes an Employee or former Employee. In addition, the Spouse or Surviving Spouse of an Employee or former Employee is a distributee with regard to the interest of the Spouse or Surviving Spouse.

(iv)  Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

11.06    Recalculation of Life Expectancy

A Participant who is eligible to select a form of benefit that provides for installment distributions over his life expectancy, or the joint life expectancy of himself and his Spouse, may elect to annually recalculate his life expectancy and, if necessary, the life expectancy of his Spouse. To the extent that such an election is not made prior to the time distributions are required to commence to the Participant or Beneficiary under Code Section 401(a)(9) and applicable regulations thereunder, life expectancy may not be recalculated.

SECTION 12 - TRUST AGREEMENT

12.01    Description of Trust Agreement

The Sponsor will continue the Trust Agreement with the Trustee to provide for the administration of the Trust Fund. With its continuation, the Trust Agreement will be deemed to form a part of the Plan; and any and all rights or benefits which may accrue to any person under the Plan will be subject to all the terms and provisions of the Trust Agreement.

All expenses of the Plan will be paid from the Trust Fund, unless paid by the Employer. In its discretion, the Employer may require the Trustee to reimburse the Employer for expenses of the Plan that the Employer paid on behalf of the Trust, so long as the request for reimbursement is presented by the Employer to the Trustee before the last day of the Plan Year in which the expense was paid by the Employer. Alternatively, the Employer may reimburse the Trust for expenses of the Plan paid by the Trustee. An administration expense paid to the Trust as a reimbursement will not be considered as a contribution made by the Employer.

The Plan may permit the Trustee to purchase "qualifying employer securities" or "qualifying employer real property," as such terms are defined in Section 407 of the Employee Retirement Income Security Act of 1974, in amounts not greater than set forth in such section.

SECTION 13 - PLAN ADMINISTRATION

13.01    Plan Administrator

The Plan will be administered by a Plan Administrator. The Plan Administrator will be appointed by and serve at the pleasure of the Sponsor.

13.02    Duties of Plan Administrator

The Plan Administrator will supervise the maintenance of accounts and records as will be necessary or desirable to show the contributions of the Employer, allocations to Participants’ Accounts, payments from Participants’ Accounts, valuations of the Trust Fund and all other transactions pertinent to the Plan.

The Plan Administrator is authorized to perform, in its discretion, all functions necessary to administer the Plan and will have the power and discretion to construe the terms of the Plan and to determine all questions arising from its operation, including, without limitation, to determine the eligibility and qualification of Employees or Beneficiaries for benefits under the Plan (including the validity of a beneficiary designation); to determine the allocation and vesting of contributions, earnings and profits of the Plan; to determine the amount of benefits payable to Participants and Beneficiaries; unless otherwise provided pursuant to Section 17, to decide all questions or disputes with respect to the rights or obligations of Participants and Beneficiaries; and to adopt regulations and procedures. To the extent provided in the Plan and the Trust, the Plan Administrator or other fiduciary may direct the Trustee as to the investment of the Trust or may select an investment advisor to so direct.

The Plan Administrator may employ one or more persons to render advice with regard to any responsibility it has under the Plan, and it may designate others to carry out any of its responsibilities.

13.03    Interpretation of Document

The construction and interpretation of the Plan provisions, or any document relating to the administration or operation of the Plan, are vested with the Plan Administrator, in its absolute discretion. The Plan Administrator will endeavor to act, whether by general rules or by particular decisions, so as to treat all persons in similar circumstances without discrimination. All such decisions, determinations and interpretations will be final, conclusive and binding upon all parties having an interest in the Plan.

SECTION 14 - AMENDMENT AND TERMINATION

14.01    Sponsor’s Right to Amend or Terminate the Plan

The Sponsor has the right, at any time, by an instrument in writing, to modify, alter, amend or terminate the Plan in whole or in part. Except as permitted by Code Section 411(d)(6) and applicable regulations thereunder, no amendment to the Plan will reduce the Participant’s accrued benefit, decrease the balance of a Participant’s Account or eliminate an optional form of distribution with respect to the amount of the Participant’s Account accrued as of the date of the amendment. To this end, provisions that affect directly or indirectly the computation of accrued benefits and are amended at the same time and with the same effective date will be treated as one Plan amendment.

The Board of Directors of the Sponsor, an executive committee of the Board of Directors or other committee of the Board of Directors or any executive officer to which or whom the Board of Directors delegates discretionary authority with respect to the Plan, may exercise the Sponsor’s right to amend the Plan.

SECTION 15 - DISTRIBUTIONS ON PLAN TERMINATION

15.02    Payment on Plan Termination

Upon termination of the Plan, the Plan Administrator will make payment of each Participant’s or Beneficiary’s Account in either cash or assets of the Trust Fund. Such payment will be made in the form of a single lump sum payment. Notwithstanding the foregoing, a Participant’s Section 401(k) Account may not be distributed upon the termination of the Plan if the Employer maintains a "successor plan," within the meaning of Treasury Regulation 1.401(k)-(d)(3).

SECTION 16 - CREDITORS OF PARTICIPANTS

16.01    Non-Assignability

Except as otherwise provided in Code Section 401(a)(13), no assignment, pledge or encumbrance of any character of the benefits under the Plan is permitted or recognized under any circumstances; and such benefits will not be subject to claims of creditors, execution, attachment, garnishment or any other legal process.

16.02    Qualified Domestic Relations Orders

Section 16.01 will also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order unless such order is determined to be a "qualified domestic relations order," as defined in Code Section 414(p). A qualified domestic relations order may provide for an immediate distribution to the "alternate payee" (as defined in Code Section 414(p)(8)) named therein as soon as is administratively practicable after the determination by the Plan Administrator that the order constitutes a qualified domestic relations order, notwithstanding the fact the distribution is made to such alternate payee prior to the Participant attaining his "earliest retirement age," as such term is defined in Code Section 414(p).

16.03    Loans to Participants

(a)  Permissibility of Loans . Any Participant may borrow funds from his Account pursuant to a loan program established by the fiduciary responsible for the investment of Plan assets and administered by the Plan Administrator. Any loan granted under such program will be deemed an investment of the Account of the Participant to whom the loan is made. All loans to Participants from the Plan must comply with the provisions of paragraphs (b) and (c) of this section.

(b)  Code Section 72(p) Limitations . No loan to a Participant can be made to the extent that such loan, when added to the outstanding balance of all other loans to the Participant, would exceed the lesser of (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans during the one-year period ending on the day before the loan is made, over the outstanding balance of loans from the Plan on the date the loan is made; or (ii) one-half the present value of the vested Account of the Participant. For the purpose of the above limitation, all loans from all plans of the Employer and other members of a group of employers described in Code Sections 414(b), 414(c), 414(m) and 414(o) are aggregated. Furthermore, any loan will by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan, unless such loan is used to acquire a dwelling unit which, within a reasonable time (determined at the time the loan is made), will be used as the principal residence of the Participant. An assignment or pledge of any portion of the Participant’s interest in the Plan, and a loan, pledge or assignment with respect to any insurance contract purchased under the Plan, will be treated as a loan under this section.

(c)  Additional Requirements. All loans made under the Plan will, in accordance with Code Section 4975(d)(1), comply with the following requirements:

(i)  Loans will be made available to all Participants or Beneficiaries, except owner-employees, including shareholder-employees (within the meaning of Code Section 4975(f)(6)(B), on a reasonably equivalent basis.

(ii)  Loans will not be made available to "highly-compensated employees" (within the meaning of Code Section 414(q)) in an amount greater than the amount made available to other Participants or Beneficiaries.

(iii)  Each Participant or Beneficiary will apply for a loan by filing a written application with the Plan Administrator.

(iv)  The Plan Administrator will review each application and, if required, will apply criteria established in a nondiscriminatory manner to determine whether to approve any loan to any Participant. Such criteria may include, but not be limited to, the creditworthiness of the Participant, the amount of the loan requested, the security for such loan and the reason stated by the Participant for the need for such loan.

(v) Loans will be adequately secured and bear a reasonable interest rate. For this purpose, a Participant’s vested Account will constitute sufficient collateral for a loan, provided that at no time may more than 50% of such vested Account be used as security for all outstanding loans made to the Participant under the Plan, determined immediately after the most recent loan is extended. A reasonable interest rate will be determined for each loan by the Plan Administrator based upon prevailing interest rates for similar loans in the surrounding business community in which the Plan is administered.

(vi)  Default on a loan will exist upon the occurrence of any event enumerated as a default in the promissory note or security agreement executed by the Participant or Beneficiary. The note or agreement may provide that loan repayments may be suspended, and the loan will not be considered in default for periods of Qualified Military Service. In the event of default, foreclosure on the note and attachment of the portion of the Account provided as security will occur upon a distributable event under the Plan.

SECTION 17 - CLAIMS PROCEDURES

17.01    Filing a Claim for Benefits

A Participant, Beneficiary or alternate payee, or the Employer acting on behalf of such individual, will notify the Plan Administrator of a claim for benefits under the Plan. Such request will be in writing to the Plan Administrator and will set forth the basis of such claim and will authorize the Plan Administrator to conduct such examinations as may be necessary for the Plan Administrator to determine, in its discretion, the validity of the claim and to take such steps as may be necessary to facilitate the payment of benefits to which the claimant may be entitled under the terms of the Plan.

A decision by the Plan Administrator on a claim for benefits under the Plan will be made promptly and not later than 90 days after the Plan Administrator’s receipt of such claim, unless special circumstances require an extension of the time for processing; in which case, a decision will be rendered as soon as possible, but not later than 180 days after the initial receipt of the claim for benefits. The claimant will be notified of the extension prior to the expiration of the 90-day period described in this paragraph. If notice of the denial of a claim is not furnished within the time period specified in this paragraph, the claim will be deemed denied.

17.02    Denial of Claim

Whenever a claim for benefits by a claimant has been denied by the Plan Administrator, in whole or in part, a written notice, prepared in a manner calculated to be understood by such individual, must be provided and must set forth:

(a)  the specific reason or reasons for the denial;

(b)  the specific reference to the pertinent Plan provisions on which the denial is based;

(c)  a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)  an explanation of the Plan’s claim review procedures.

17.03        Remedies Available to Claimants

Upon denial of his claim by the Plan Administrator, the claimant may:

(a)  request a review upon written application to the Plan;

(b)  review pertinent Plan documents; and

(c)  submit issues and comments in writing to a named fiduciary.

The claimant will have 60 days after receipt of the written notification of a denial of his or her claim to request a review of such denied claim.

A decision by a named fiduciary will be made promptly and not later than 60 days after the named fiduciary’s receipt of a request for review, unless special circumstances require an extension of the time for processing; in which case, a decision will be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The claimant will be notified of the extension prior to the expiration of the 60-day period described in this paragraph. If the decision on review is not furnished within the applicable time period, the claim will be deemed denied upon review.

The decision on review by a named fiduciary will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

SECTION 18 - TOP HEAVY RULES

18.01    Definitions

If, for any Plan Year, the Plan is a Top Heavy Plan, the provisions of Section 18.03 will be applicable. For the purpose of this section, to the extent necessary, the term "Employer" includes an Affiliate other than an Employer; and the term "Employee" includes an employee of an Affiliate other than an Employee of the Employer. The following definitions are applicable to this Section 18.01.

(a)  Key Employee: An Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the determination period was (i) an officer of the Employer, providing such individual’s annual compensation exceeds 50% of the dollar limitation under Code Section 415(b)(1)(A); (ii) an owner (or considered an owner under Code Section 318) of one of the ten largest interests in the Employer, providing such individual’s annual compensation exceeds the dollar limitation under Code Section 415(c)(1)(A); (iii) a 5% owner of the Employer; or (iv) a 1% owner of the Employer who has annual compensation of more than $150,000. For purposes of this section, "annual compensation" means compensation as defined in Code Section 415(c)(3). The determination period is the Plan Year containing the Determination Date and the four preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the regulations thereunder.

(b)  Non-Key Employee: An Employee or former Employee of the Employer who is not a Key Employee. The Beneficiary of a Non-Key Employee will be treated as a Non-Key Employee, and the Beneficiary of a former Non-Key Employee will be treated as a former Non-Key Employee.

(c)  Determination Date: For all Plan Years subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year, the last day of such Plan Year.

(d)  Permissive Aggregation Group: The Required Aggregation Group of plans plus any other plan or plans of the Employer that, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

(e)  Required Aggregation Group: (i) Each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the Plan Year containing the Determination Date and the four preceding Plan Years (regardless of whether the Plan has terminated); and (ii) any other qualified plan of the Employer that enables a plan described in (i) of this paragraph (e) to meet the requirements of Code Sections 401(a)(4) or 410.

(f)  Top Heavy Plan: The Plan, if in any Plan Year it is top heavy as set forth in Section 18.02.

(g)  Top Heavy Compensation: Top Heavy Compensation means "compensation" as defined in Section 415(c)(3) and Treasury Regulation 1.415(2)(d)(11)(i) of the Code, and for Limitation Years beginning prior to January 1, 1998, taking into consideration Code Section 414(q)(4)(B).

18.02    Top Heavy Status

The Plan and any other plans aggregated with it will become top heavy pursuant to this Section 18.02 as of the Determination Date if the present value of accrued benefits of Key Employees is more than 60% of the sum of the present value of accrued benefits of all Employees. In the case of more than one plan which is to be aggregated with the Plan, the present value of the accrued benefits of employees in such plan is first determined separately for each plan as of each plan’s determination date. The plans will then be aggregated by adding the results of each plan as of the determination dates for such plans that fall within the same calendar year. The combined results will indicate whether the plans are top heavy. For the purpose of determining the present value of the accrued benefits of an Employee (a) the present value of accrued benefits of the Employee will be increased by the aggregate distributions made with respect to such Employee during the five-year period ending on the Determination Date; (b) the accrued benefits of former Key Employees who have not performed services at any time during the five-year period ending on the Determination Date will not be taken into account; and (c) the accrued benefits of Employees who have not performed services at any time during the five-year period ending on the Determination Date for the Employer maintaining the Plan will not be taken into account.

Notwithstanding the foregoing, if the Plan is aggregated for top heavy purposes with a defined benefit plan, the present value of accrued benefits will be determined, for the Plan and for such other plan, by using the interest rate and mortality assumptions contained in such other plan. If a Required or Permissive Aggregation Group includes two or more defined benefit plans (a) the same actuarial assumptions will be used with respect to all such plans and must be specified in such plans; and (b) the accrued benefits of Non-Key Employees will be determined under a uniform accrual method or, where there is no such method, as if such benefit accrued not more rapidly than the slowest rate of accrual permitted under the fractional rule of Code Section 411(b)(1)(C).

The present value of accrued benefits as of the Determination Date for any applicable Employee or former Employee is the sum of (a) the applicable Employee’s Account as of the most recent valuation date occurring within a 12-month period ending on the Determination Date; (b) an adjustment for contributions due as of the Determination Date; and (c) the aggregate distributions made with respect to such individual under the Plan during the five-year period ending on the Determination Date. For a profit sharing plan, the adjustment in (b) is generally the amount of contributions actually made after the Valuation Date but on or before the Determination Date.

In determining whether the Plan is top heavy, it must be aggregated with each plan included in the Required Aggregation Group. In addition, the Employer may aggregate plans included in the Permissive Aggregation Group.

18.03    Minimum Contributions

For each Plan Year in which the Plan is top heavy, each Participant who is a Non-Key Employee and who is employed on the last day of the Plan Year (including Participants who did not complete 1,000 Hours of Service in the Plan Year) is required to receive an annual allocation of contributions (disregarding Social Security benefits) equal to at least 3% of his Top Heavy Compensation; provided that, if the largest percentage of Top Heavy Compensation allocated to a Key Employee (including all Section 401(k) Contributions made by the Key Employee) for a Plan Year is less than 3%, that largest percentage will be substituted for 3%. Such amount will be referred to in this Section 18.03 as the "top heavy minimum contribution." For each year in which the Employer maintains a defined benefit plan in addition to the Plan, the requirements of this paragraph will be satisfied for all Non-Key Employees who participate in both plans by providing each Non-Key Employee with the 2% minimum annual benefit provided under the top heavy provisions of the defined benefit plan. For each year in which the Employer maintains another defined contribution plan in addition to the Plan, the minimum benefit described in this paragraph may be provided for Non-Key Employees who participate in both plans by such other defined contribution plan, or the Plan, as elected by the Plan Administrator.

For each Plan Year in which the Plan is required to provide the top heavy minimum contribution, the Employer will contribute to the Account of each Non-Key Employee required to receive an allocation pursuant to the previous paragraph an amount equal to the difference between the amount necessary to provide such Non-Key Employee with the top heavy minimum contribution for such year and the amount previously allocated to such Non-Key Employee’s Account consisting of Employer contributions for such year. Top heavy minimum contributions will consist solely of Employer contributions. After-tax contributions (within the meaning of Treasury regulation 1.401(m)-1(f)(6), matching contributions (within the meaning of Treasury regulation 1.401(m)-1(f)(12), and "elective deferrals," (within the meaning of Code Section 402(g)(3)(A) made to a Non-Key Employee’s Account will not be used to satisfy the top heavy minimum contribution.

SECTION 19 - MISCELLANEOUS

19.01    Employer’s Right to Terminate Employees

The right of an Employer to terminate the employment of any of its Employees will not be affected by an Employee’s participation in the Plan.

19.02    Gender and Number

Wherever used in the Plan, a masculine pronoun will refer to both the masculine and feminine; and a singular pronoun will refer to both singular and plural, unless the context clearly requires otherwise.

19.03    Merger or Consolidation

The Plan Administrator may authorize the merger, transfer, or consolidation of a Participant’s Accounts to another qualified plan. In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each participant in such other plan would (if the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer that is equal to, or greater than, the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated). To the extent required by Code Section 411(d)(6), the Plan will preserve the forms of benefits relating to that portion of a Participant’s Account acquired as a result of a merger, consolidation or transfer of assets or liabilities with any other plan.

19.04    Named Fiduciaries

The named fiduciaries of the Plan will be the Plan Administrator, the Trustee and the Sponsor.

19.05    Limitations on Payment; Missing Participant

If, in the judgment of the Plan Administrator, a Participant or Beneficiary is legally, physically or mentally incapable of personally receiving and executing a receipt for any distribution or payment due him under the Plan, the distribution or payment may be made to the person’s guardian or other legal representative (or, if none is known, to any other person or institution who has custody of the person), and that distribution or payment will constitute a full discharge of any obligation with respect to the amount paid or distributed.

If the Plan Administrator cannot locate a Participant or Beneficiary at the time payments are due, the Account of such Participant or Beneficiary may be cancelled and such amounts paid to the Employer. In such case, the Account of the Participant or Beneficiary will be reinstated if such individual subsequently files a claim for his or her benefit under the Plan.

19.06    Limitation on Reversion of Contributions

Prior to the satisfaction of all liabilities to Participants and Beneficiaries, except as provided in paragraphs (a) through (d) below, all assets of the Trust Fund will be held for the exclusive benefit of Participants and their Beneficiaries and may not revert to the Employer.

(a)  In the event any contribution made by the Employer to the Plan is made based upon a mistake of fact, such contribution may be returned to the Employer within one year after the date it was contributed to the Plan.

(b)  In the event that the Office of District Director of the Internal Revenue Service, upon initial application of the Sponsor for approval of the Plan, and after an opportunity has been given the Sponsor to make any changes to the Plan and Trust Agreement which may be suggested by such office for approval of the Plan and Trust Agreement, rules that the Plan and Trust Agreement fail to qualify as tax exempt under Sections 401 and 501 of the Code, then the Plan and Trust Agreement will become null and void and the then market value of the contributions made by the Employer to the Trust prior to the date of such initial determination as to qualification will be returned by the Trustee within one year of the date of denial of qualification. This paragraph (b) will not be applicable unless the application by the Employer is made by the time prescribed by law for filing the Employer’s tax return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe.

(c)  In the event that a contribution made by the Employer to the Plan is disallowed as a tax-deductible expense under Section 404 of the Code, then such contribution, to the extent that the deduction is disallowed, less the net losses, if any, attributed thereto, will be returned to the Employer within one year after the disallowance of the deduction.

(d)  In the event that the Plan is terminated, all amounts held in a suspense account will be allocated to the Accounts of active Participants in a nondiscriminatory manner, as determined by the Plan Administrator. To the extent that any amounts held in the suspense account cannot be allocated due to the application of Section 415 of the Code, the excess amounts will be treated as a reversion and distributed to the Sponsor or Employer after the payment to Participants and Beneficiaries of their Account.

19.07    Additional Service Credits

If a Leased Employee becomes eligible to participate in the Plan, such Employee’s service while a Leased Employee, or such service during a period in which the Employee would have been a Leased Employee but for the fact that the Employee did not work for a one-year period as a substantially full-time employee, will be considered in determining any eligibility or vesting service required to be completed by a Participant under the Plan.

The Plan Administrator may, on a nondiscriminatory basis, provide that the period of time in which an authorized leave of absence has occurred will be included in any eligibility or vesting service required to be completed by a Participant under the Plan.

19.08    Uniformed Services Employment and Reemployment Rights Act

This section is effective as of December 12, 1994 or the Plan’s initial effective date, if later. Notwithstanding any provisions of the Plan to the contrary, contributions, benefits and years of service with respect to Qualified Military Service will be provided in accordance with Code Section 414(u).

19.09     Minimum Distributions

With respect to distributions under the Plan made in calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under Section 401(a)(9) that were proposed in January 2001, notwithstanding any provision of the Plan to the contrary. This paragraph shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.

19.10        Indemnification

Any fiduciary designated in Section 19.04 (other than a bank or trust company or an insurance company acting as a Trustee) and anyone else delegated any power, authority or responsibility under this Plan or the Trust Agreement shall be entitled to all rights of indemnification provided by law or agreement or under the Employer’s articles of incorporation or code of regulations, each as then in effect, with respect to such fiduciary’s acts or omissions as a fiduciary under the Plan. In addition, the Employer shall indemnify any fiduciary designated in Section 19.04 (other than a bank or trust company or an insurance company acting as a Trustee) against any and all liabilities, expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such fiduciary in connection with any threatened, pending or completed action, suit or other proceeding related to such fiduciary’s exercise or failure to exercise any of the powers, authority, responsibilities or discretion provided under the Plan or the Trust Agreement, or reasonably believed by such fiduciary to be provided under the Plan or the Trust Agreement, provided that such fiduciary acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Plan, and with respect to any criminal action or proceeding, if such fiduciary had no reasonable cause to believe that such fiduciary’s conduct was unlawful.

SECTION 20 - ADOPTION BY
AFFILIATE OR PARTICIPATING EMPLOYER

20.01    Adoption by Affiliate or Participating Employer
With the approval of the Sponsor, an Affiliate or Participating Employer may adopt the Plan and cause its eligible employees to become Participants in accordance with its terms. In such case, the defined terms "Employee," "Employer" and "Participant" will be interpreted as being applicable to the Affiliate or Participating Employer and its employees to the extent necessary to carry out the foregoing intent.

20.02    Administration
Notwithstanding the foregoing, the Sponsor will have the exclusive right to appoint the Plan Administrator described in Section 13, to amend the Plan and to terminate the Plan. Unless otherwise provided by the Plan, neither an Affiliate nor a Participating Employer will have any discretionary authority with regard to the Plan.

20.03    Common Fund
The Trustee of the Plan need not earmark or keep separate the assets attributable to each Affiliate or Participating Employer but may commingle them with the assets of the Trust. The Trust will be available to pay benefits to Participants and their Beneficiaries without distinction as to either the Affiliate or Participating Employer to which particular assets or amounts are attributable.

20.04    Withdrawal, Termination and Amendment
Any Affiliate or Participating Employer, by action of its governing authority and notice to the Plan Administrator and the Trustee, may withdraw from the Plan or may terminate its participation in the Plan with respect to its Employees without affecting the rights of the Sponsor or any other Affiliate or Participating Employer. A withdrawing Affiliate or Participating Employer may arrange for the continuation of the Plan in separate form for its own employees, with such amendments as it may deem proper, and may arrange for continuation of the Plan by merger with an existing plan and trust and transfer of Trust Fund assets.

Notwithstanding anything contained herein to the contrary, the Sponsor, by action of its governing body, in its absolute discretion, may terminate an Affiliate’s or Participating Employer’s participation at any time, without the consent of the Affiliate or Participating Employer.

20.05    Discrimination Testing

The provisions of Code Sections 401(a)(4), 401(k)(3), 401(m)(2) and 416 will be separately applicable to each Participating Employer.

SECTION 21 - DEFINITIONS

Whenever used herein, the following words and phrases will have the meanings specified below. Additional words and phrases may be defined in the text of the Plan.

"Account" means a Participant’s Employer Contribution Account, Section 401(k) Account, and Rollover Account . "Account," when used in the Plan, will also mean, to the extent the context so requires, the aggregate of such accounts.

"Affiliate" means, except for the purpose of determining the limitations set forth in Section 3.01, any other employer that, together with the Employer, is a member of: (a) a controlled group of corporations or of a commonly controlled trade or business, as defined in Code Sections 414(b) and (c); (b) an affiliated service group as defined in Code Section 414(m); or (c) any other organization described in Code Section 414(o) (to the extent required to be aggregated by the Secretary of Treasury). For the purpose of determining the limitations set forth in Section 3.01, the term "Affiliate" has the meaning as set forth in this definition, as modified by Section 415(h).

" Annual Additions" means the sum of the following amounts for a Limitation Year:

(a)  Employer Contributions and Section 401(k) Contributions allocated to a Participant’s Account pursuant to Section 2;

(b)  amounts allocated after March 31, 1984 to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer;

(c)  amounts derived from contributions paid or accrued after December 31, 1985 in taxable years ending after such date which are attributable to postretirement medical benefits allocated to the separate account of a "key employee" (as defined in Section 416(i) of the Code) under a welfare benefit fund (as defined in Section 419(e) of the Code) maintained by the Employer. The amounts described under this paragraph (c) will not be subject to the 25% of compensation limit provided in Section 3.01;

(d)  amounts consisting of employer contributions (including elective deferral contributions), employee after-tax contributions or forfeitures allocated to any other defined contribution plan or simplified employee pension (other than a salary reduction simplified employee pension) of the Employer or an Affiliate to which the Participant is or was a participant.

In determining the amount set forth in paragraph (a) above, an excess Annual Addition determined in accordance with Section 3.01 that is applied to reduce Employer contributions in a Limitation Year will be considered an Annual Addition for the year in which such contribution is applied.

The amounts described in paragraphs (a) and (d) above will include amounts treated as "excess deferrals" within the meaning of Treasury Regulation 1.402(g)-1(e)(1)(iii) (unless distributed in accordance with Treasury Regulation 1.402(g)-1(e)(2) or (3)), "excess contributions" within the meaning of Treasury Regulation 1.401(k)-1(g)(7) or "excess aggregate contributions" within the meaning of Treasury Regulation 1.401(m)-1(f)(8) for a Limitation Year.

"Beneficiary" means the individual, individuals or trust designated by the Participant under the terms of Section 7, or determined in accordance with Section 7, to receive any death benefit payable under the Plan.

"Code" means the Internal Revenue Code of 1986, as may be amended from time to time and corresponding provisions of future federal internal revenue codes.

"Compensation" means wages, within the meaning of Section 3401(a), and all other payments of compensation to an Employee by the Employer during the Plan Year (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052; provided compensation paid by the Employer during any Plan Year in excess of the limit set forth in Code Section 401(a)(17)(A), as adjusted by Code Section 401(a)(17)(B), will be excluded. Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code. Notwithstanding the foregoing, the definition of Compensation set forth above will exclude bonuses and overtime, except for overtime payments paid to salaried, non-exempt employees as defined by the Employer pursuant to the Fair Labor Standards Act, 29 USC 201 et. seq., and the regulations thereunder.

For purposes of a Participant’s first Plan Year of participation, only Compensation paid to such Participant after the date on which he begins to participate in the Plan will be considered for purposes of determining contributions to the Plan.

Compensation will not include amounts paid by the Employer attributable to periods subsequent to a Participant’s separation from service .

Compensation will be determined without regard to (a) any reduction in compensation resulting from participation in a Section 401(k) cash or deferred arrangement or any arrangement pursuant to Section 125, Section 402(h), Section 403(b), Section 414(h)(2) or Section 457 of the Code; and (b) any rules that limit remuneration included in wages based on the nature or location of employment or services performed.

Notwithstanding the definition of Compensation set forth above, Compensation will exclude (even if includable in gross income) reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits.

"Effective Date" for this amended and restated Plan means, except where separately stated, January 1, 1997 .

"Employee" means any person who is classified by the Employer as a common law employee. For this purpose, the term "Employee" will exclude (a) any Leased Employee; and (b) any individual described in Section 410(b)(3)(A) of the Code and with respect to whom inclusion in this Plan has not been provided for in a collective bargaining agreement setting forth his terms and conditions of employment or a nonresident alien described in Section 410(b)(3)(C) of the Code. In addition, for Plan Years beginning before January 1, 2002, the term "Employee" will also exclude the following classification of employees: "Model Attendants" (individuals who serve in a host/hostess capacity for model homes, greeting customers, fielding phone calls, taking messages for sales consultants and answering questions from current and prospective clients) . If an individual who is not classified as a common law employee is determined by a court of law or governmental agency to be a common law employee, such employee will remain excluded from participation in the Plan unless the Plan is amended to specifically provide for such employee’s inclusion.

"Employer" means the Sponsor and any Participating Employer or Affiliate that adopts the Plan and joins in the Trust Agreement.

"Employer Contribution" means the amount contributed by the Employer pursuant to Section 2.01 of the Plan.

"Employer Contribution Account" means the portion of a Participant’s Account consisting of Employer Contributions, as adjusted in accordance with Section 5.

"Employment Commencement Date" means the date on which an Employee first performs an Hour of Service for the Employer or an Affiliate or the date on which an Employee first performs an Hour of Service for the Employer or an Affiliate after a One-Year Break in Service.

"Enrollment Election" means an agreement, on a form or by a method prescribed by the Plan Administrator, between a Participant and the Employer, providing for the reduction of Compensation to be paid to the Participant after the date such agreement is made and the making of Section 401(k) Contributions to the Plan. Such election will remain in effect until modified or terminated by the Participant.

"Entry Date" means the first day of January, April, July or October , but not earlier than the date the Plan first became effective.

"Highly-Compensated Employee" means any Employee of the Employer who (a) was a "5% owner," as such term is defined by Code Section 416(i)(1) and applicable regulations thereunder, at any time during the current Plan Year or preceding Plan Year; or (b) received "compensation," as such term is defined by Code Section 414(q)(4) and applicable regulations thereunder, in excess of $80,000 (or any increased amount, as specified by the Secretary of the Treasury) for the look-back year. The Sponsor elects to limit the number of Employees in (b) above to the top paid group of employees. "Top paid group" will have the meaning as set forth in Code Sections 414(q)(3) and 414(q)(5) and applicable regulations thereunder. The "look-back year" will mean the preceding Plan Year.

"Hour of Service" means:

(a)  each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer or an Affiliate. These hours will be credited to the Employee for the computation period or periods in which the duties are performed; and

(b)  each hour for which an Employee is paid, or entitled to payment, by the Employer or an Affiliate on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, absence for maternity or paternity reasons, jury duty, military duty or leave of absence. No more than 501 Hours of Service will be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period) unless such period is a period of Qualified Military Service. An Employee will be credited with Hours of Service for all periods of Qualified Military Service in accordance with the Uniformed Services Employment and Reemployment Rights Act. Hours under this paragraph will be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by this reference; and

(c)  each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliate. The same Hours of Service will not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). The hours credited pursuant to this paragraph (c) will be credited to the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made; and

(d)  if records of actual hours are not maintained for an Employee, an Employee will be given credit for 45 Hours of Service if he is employed at any time during a calendar week.

"Late Retirement Date" means the first day of the month following the Participant’s actual retirement after his Normal Retirement Date.

"Leased Employee" means any person (other than an employee of the recipient) who, pursuant to an agreement between the recipient and any other person (leasing organization), has performed services for the recipient (or for the recipient and related persons determined in accordance with Sections 414(n) and 414(o) of the Code) on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction or control of the recipient employer. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the recipient employer will be treated as provided by the recipient employer.

A Leased Employee will not be considered an employee of the recipient (and thus not otherwise an Employee) if (a) such employee is covered by a money purchase pension plan providing (i) a nonintegrated employer contribution rate of at least 10% of compensation, as defined in Code Section 415(c)(3), but including amounts contributed by the employer pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Code Section 125, Section 402(a)(8), Section 402(h) or Section 403(b); (ii) immediate participation; and (iii) full and immediate vesting; and (b) Leased Employees do not constitute more than 20% of the recipient’s non-highly-compensated work force.

A Leased Employee will not be considered an Employee of an Employer unless the definition of Employee specifically provides for such inclusion. A Leased Employee may be considered as an eligible employee solely for the purpose of Section 410(b) of the Code to the extent required by such section and applicable regulations thereunder.

"Limitation Year" means the Plan Year.

"Non-Highly-Compensated Employee" means any employee of the Employer who is not a Highly-Compensated Employee.

"Normal Retirement Age" means the day on which the Participant attains age 65 .

"Normal Retirement Date" means the first day of the month coincident with or following the date on which a Participant attains his Normal Retirement Age; provided, however, that the Plan will not be interpreted to require that a Participant retire prior to attaining any specific age.

"One-Year Break in Service" means a 12-month period during which a Participant has not completed more than 500 Hours of Service.

In the case of an Employee who is absent from work for maternity or paternity reasons, such Employee will have credited, solely for purposes of determining whether a One-Year Break in Service has occurred for eligibility and vesting, if required, in the year in which the absence begins if necessary to prevent a One-Year Break in Service for such year; or in the following year, the number of hours that would normally have been credited but for such absence; or in any case in which such hours cannot be determined, 8 Hours of Service per day of such absence. The total number of hours treated as Hours of Service under this paragraph will not exceed 501 hours. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (a) by reason of pregnancy of the Participant; (b) by reason of the birth of a child of the Participant; (c) by reason of the placement of a child with the Participant in connection with the adoption of such child by such Participant; or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement.

An Employee will not be treated as having a One-Year Break in Service as a result of any periods of Qualified Military Service.

"Participant" means either (a) an Employee who is participating in the Plan in accordance with Section 1.01 for whom an Account is being maintained; or (b) a former Employee of the Employer for whom an Account is being maintained.

"Participating Employer" is an employer related by ownership to the Employer but which is not considered an Affiliate.

"Plan" means the M/I Schottenstein Homes, Inc. 401(k) Profit Sharing Plan , as amended, as embodied in the Plan document and amendments made hereto from time to time.

"Plan Administrator" means an administrative committee appointed by the Sponsor to perform the functions described in Section 13. In the absence of such appointment, the Sponsor will be the Plan Administrator. Notwithstanding the foregoing, the Sponsor will be the Plan Administrator for purposes of the reporting and disclosure requirements of Employee Retirement Income Security Act of 1974, as it shall be amended from time to time, and of the Code.

"Plan Year" means the fiscal year of the Plan beginning on January 1 and ending on December 31 .

"Projected Annual Benefit" means the annual benefit to which the Participant would be entitled under all Employer or Affiliate sponsored defined benefit plans, assuming that the Participant continues employment until his Normal Retirement Date, that the Participant’s compensation continues until his Normal Retirement Date at the rate in effect during the current calendar year and that all other factors relevant for determining benefits under the plans remain constant at the level in effect during the current calendar year.

" Qualified Military Service" means any service in the "uniformed services" (as defined in Chapter 43 of Title 38 of the United States Code) by an Employee relating to reemployment initiated on or after December 12, 1994, if such Employee is entitled to reemployment rights under such chapter with respect to such service.

"Rollover Account" means so much of a Participant’s Account as is attributable to Rollover Contributions, as adjusted in accordance with Section 5.

"Rollover Contribution" means the amount contributed by an Employee as a rollover contribution in accordance with Section 402 of the Code.

"Section 401(k) Account" means the portion of the Account of a Participant consisting of Section 401(k) Contributions, as adjusted in accordance with Section 5.

"Section 401(k) Contribution" means the amount contributed by the Employer to the Plan as a result of a Participant’s election pursuant to an Enrollment Election to reduce his Compensation.

"Sponsor" means M/I Schottenstein Homes, Inc. , or any successor employer that assumes the responsibilities and liabilities of the Plan.

"Spouse" or "Surviving Spouse" means an individual who is legally married to the Participant, provided that an individual who was formerly married to the Participant will be treated as the Spouse or Surviving Spouse to the extent provided under a qualified domestic relations order, as described in Code Section 414(p). Notwithstanding the foregoing, "Spouse" or "Surviving Spouse" excludes an individual who is a common-law spouse in accordance with the applicable state law.

"Trust" or "Trust Fund" means the fund established pursuant to the terms of the Trust Agreement, which fund may be comprised of one or more investment funds.

"Trust Agreement" means the agreement by and between the Sponsor and the Trustee for the management, investment and disbursement of assets held in the Trust Fund.

"Trustee" means the bank, trust company and/or individual designated by the Sponsor to hold and invest the Trust Fund and to pay benefits and expenses in accordance with the terms and provisions of the agreement by and between the Sponsor and such bank, trust company and/or individual.

"Valuation Date" means the last day of the Plan Year and any other date or dates fixed by the Plan Administrator for the valuation of assets and adjustments of Accounts.

IN WITNESS WHEREOF , the undersigned has caused this Plan to be executed by a duly authorized individual this ________ day of ___________________, 2001 .

M/I SCHOTTENSTEIN HOMES, INC.

By:_______________________________

Name (Print):_______________________

Title:______________________________